Exhibit 10.2

NOTICE OF INCREASE OF MAXIMUM AMOUNT

February 27, 2015

Barclays Capital Inc. 745 Seventh Avenue, 4th Floor New York, New York, 10019	J.P. Morgan Securities LLC 383 Madison Avenue, 3rd Floor New York, NY 10179

Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB	Citibank, N.A., London Branch 25 Canada Square Canary Wharf London E14 5LB United Kingdom

Citibank International plc Citigroup Global Markets Limited Citigroup Centre Canada Square Canary Wharf London E14 5LB United Kingdom	Citibank, N.A. Agency & Trust 388 Greenwich Street, 14th Floor New York, New York 10013

Ladies and Gentlemen,

Simon Property Group, L.P.

Simon CP 2

Global Commercial Paper Note Programme

We refer to a global dealer agreement, dated as of October 6, 2014 (as amended, supplemented and/or restated from time to time, the “Dealer Agreement”), among us, the Arranger and the Dealers party thereto relating to a Global Commercial Paper Note Programme (the “Programme”).  Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with Clause 1.5 of the Dealer Agreement, we hereby notify each of the addressees listed above that the Maximum Amount of the Programme is to be increased from $500,000,000 to $1,000,000,000 with effect from March 16, 2015, subject to delivery to the Arranger, the Dealers and the Agents of the following documents:

(a)                                 a new Information Memorandum;

(b)                                 certified copies of all documents evidencing the internal authorisations and approvals required to be granted by the Issuers and the Guarantor for such increase in the Maximum Amount;

(c)                                  legal opinions from legal advisors acceptable to the Dealers qualified in (i) the law of the jurisdiction of organization of each Issuer and the Guarantor, and (ii) New York, relating to such increase;

(d)                                 a list of names, titles and specimen signatures of the employees and other representatives of Simon Property Group, Inc., as general partner of SPG LP, and managers and other authorized representatives of CP 2, authorised to sign on behalf of the relevant Issuer and the Guarantor all notices and other documents to be delivered in connection with such an increase in the Maximum Amount; and

(e)                                  written confirmation that Standard & Poor’s Ratings Services, a Division of the McGraw-Hill Companies Inc., and Moody’s Investors Service, Inc. are maintaining their current ratings for the Programme.

Any documents delivered pursuant to this letter will be deemed to be in the form and substance acceptable to the Arranger and each Dealer unless the Arranger or such Dealer, as the case may be, notifies the Issuers and the Guarantor to the contrary not less than ten London and New York business days after receipt thereof.

Upon the increase in the Maximum Amount becoming effective in accordance with Clause 1.5 of the Dealer Agreement, all references in the Dealer Agreement to the Maximum Amount or the amount of the Programme shall be construed as references to the increased Maximum Amount as specified herein.

Yours faithfully,

SIMON PROPERTY GROUP, L.P.

SIMON CP 2

By:	Simon Property Group, Inc.,
General Partner of Simon Property Group, L.P.

By:

By:	Authorized Signatory of Simon CP 1
acting as general partner of Simon CP 2

By: